Exhibit 3.38

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:55 PM 06/13/2006
FILED 03:19 PM 06/13/2006
SRV 060570159 – 4055547 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Interactive Data Managed Solutions, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Paragraph 1 is deleted in its entirety and replaced with the following:

“1. The name of the Company is Interactive Data Managed Services, LLC.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 13th day of June, 2006.

By:	/s/ Andrea H. Loew
Andrea H. Loew, Secretary